EXHIBIT 23.2

The accompanying consolidated financial statements give effect to the common and preferred share authorization and 19.5 -for- 1 split of the common stock of Installed Building Products, Inc., which will take place prior to the effective date of the Registration Statement. The following consent is in the form which will be furnished by Crowe Horwath LLP, an independent registered public accounting firm, upon completion of the 19.5 –for – 1 split of the common stock of Installed Building Products, Inc. described in the last paragraph of Note 15 to the consolidated financial statements and assuming that from December 9, 2013 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or disclosures therein except as described in Note 15.

/s/ Crowe Horwath LLP

Columbus, Ohio

January 31, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.          to Registration Statement No. 333-193247 of Installed Building Products, Inc. on Form S-1 of our report dated December 9, 2013 (except for the effect of the common and preferred share authorization and common stock split discussed in Note 15, as to which the date is February <>, 2014) relating to the consolidated financial statements of Installed Building Products, Inc. as of and for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus.

Columbus, Ohio

February         , 2014